Exhibit 99.1

[CIT Logo]

      Company Contact:      Yvette Rudich
                            Director of Corporate Communications
                            CIT Group Inc.
                            (973) 597-2095

      Investor Contact:     Valerie L. Gerard
                            Vice President, Investor Relations
                            CIT Group Inc.
                            (973) 422-3284

                      CIT Quantifies Exposure to UAL Corp.

Livingston, NJ December 9, 2002: Today, CIT Group Inc. (NYSE: CIT) disclosed its current financing relationship with UAL Corp. and its subsidiary, United Airlines. Earlier this morning UAL announced the filing of voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code by UAL and United Airlines and certain of their subsidiaries.

Under existing agreements, CIT has capital leases where United Airlines is the lessee of four narrow body, CIT-owned aircraft, for a total exposure of $96 million. Additionally, CIT holds $41 million in Senior A tranche Enhanced Equipment Trust Certificates (EETCs) issued by United Airlines, which are debt instruments collateralized by aircraft operated by United Airlines. CIT also leases a variety of other equipment to UAL, aggregating $4.6 million.

In connection with United Airlines' filing under Chapter 11, CIT has committed to act as a co-arranger in a $1.2 billion secured revolving and term loan facility. This debtor-in-possession facility is secured by, among other collateral, unencumbered aircraft. CIT's commitment will be $300 million. The credit facility is subject to court approval and other conditions.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com (http://www.cit.com).